Exhibit 5.1

3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750
May 18, 2007
V.F. Corporation
105 Corporate Center Blvd
Greensboro, NC 27408

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) of V.F. Corporation, a Pennsylvania corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the offering and sale by the Company of an additional 10,000,000 shares of common stock, without par value, stated capital $1.00 per share (the “Shares”) of the Company pursuant to the Company’s 1996 Stock Compensation Plan (the “Plan”).
     In connection with this offering, we have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and the By-Laws of the Company as amended to date, and such other documents and corporate records relating to the Company as we have deemed appropriate for the purpose of rendering the opinion expressed herein. The opinion expressed herein is based exclusively on the applicable provisions of the Pennsylvania Business Corporation Law and federal securities laws as in effect on the date hereof.
     On the basis of the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By providing such consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely, Pepper Hamilton LLP